January 20, 1999



Mr. Mark Kennedy, Chief Financial Officer
Mr. Tim Schugel, Vice President Finance
Mr. Bob Rose, Vice President Distribution and Operations
Department 56, Inc.
One Village Place
6436 City West Parkway
Eden Prairie, MN 55344

RE: LETTER OF INTENT - DEPARTMENT 56, INC., A MINNESOTA CORPORATION RYAN COMPANIES US. INC., A MINNESOTA CORPORATION
     BUILD-TO-SUIT, ROGERS, MINNESOTA

Dear Mark:

I am pleased to present to you this Letter of Intent for a build-to-suit distribution facility located in Rogers, Minnesota. I have reviewed the terms of your January 18th, 1999 Letter of Intent and the following modified Letter of Intent outlines the terms and conditions upon which Ryan Companies is prepared to enter into a lease agreement.


                             LETTER OF INTENT
-------------------------------------------------------------------------------
LANDLORD:                 Ryan Companies US, Inc. ("Ryan")

TENANT:                   Department 56, Inc. ("D56")

PREMISES:                 Outlot B. Rogers Industrial Park Second Addition,
                          site area equals 24.4 acres

SQUARE FOOTAGE:           Office Area:         8,600 square feet
                          Warehouse Area:    325,100 square feet
                          Total:             333,700 square feet

TERM:                     10 Years, 3 Months

COMMENCEMENT DATE:        December 1, 1999

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EXPIRATION DATE:          FEBRUARY 28th, 2010

OCCUPANCY SCHEDULE:       Phase I:               July 1, 1999*
                          D56 Operational:       December 1, 1999

                          *RYAN RECOGNIZES THAT PHASE I WILL BE READY FOR THE INSTALLATION OF THE MEZZANINE AND RACKING SYSTEMS BY JULY 1ST, 1999. RYAN AGREES THAT IF THE PHASE I SPACE IS NOT READY AND THE DELAY IS DUE TO RYAN, D56 SHALL BE GIVEN FREE GROSS RENT EQUAL TO THE NUMBER OF DAYS THE LANDLORD WAS NOT ABLE TO DELIVER RACKING BY JULY 1ST, 1999, WHICH AMOUNT WOULD BE OFF-SET FROM THE RYAN SATISFACTION GUARANTEE OF $300,000.00. RYAN AGREES THAT IN THE EVENT THE FACILITY IS AVAILABLE PRIOR TO THE DECEMBER 1ST, 1999 DATE, D56 WILL BE ALLOWED TO OCCUPY THE PREMISES FREE OF RENT AND OPERATING EXPENSES BEGINNING NOVEMBER 1ST, 1999.

NET BASE RENTAL RATE:     Months  1 -  60:      $3.80 per square foot
                          Months 61 - 123:      $4.20 per square foot

REAL ESTATE TAXES:        Ryan represents that all off-site improvements
                          resulting from the project, are paid for by Ryan and any levied or pending special assessments for off-site improvements are paid by Ryan and are not to be passed on to D56 with the exception of the Wilfred Lane Extension. D56 acknowledges that approximately $.07 psf will be assessed to the property through real estate taxes, which is included in the estimated $1.60 psf taxes payable in 2002.

PROJECT COSTS:            The total project cost for the development of this
                          distribution facility is $12,598,000. Ryan represents that the total project costs are sufficient to construct a facility which meets or exceeds the outline specifications from D56 dated December 22nd, 1998. In the event construction savings are realized, the savings will be returned to D56 in the form of reduced rent. The savings will be calculated using a lease constant of 10%.

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EXPANSION:                D56 requires the ability to expand the building
                          during its occupancy. The size of the expansion(s) will require maximum flexibility from Ryan. For any expansions to the Premises, the entire Lease will be extended so the remaining term will be a minimum of 5 years and D56 will have at least two additional three-year renewal options with the renewal base rental rate increasing 2% compounded annually.

                          Base Rent will be based on multiplying a lease constant by the capital costs of the expansion. The lease constant will be equal to a debt constant plus 50 basis points. The debt constant will be calculated using a 20 year loan amortization and competitively bid interest rate and loan amount at the time of the expansion. If the resulting lease constant is greater than 12%, then D56 shall have the right to purchase the entire facility at the then fair market value to be determined by the appraisal method.

                          For the purpose of calculating expansion base rent, the capital cost of the expansion will be the soft costs and hard costs of materials, labor for building and site construction, and design, plus a 6% construction management fee.

TERMINATION:              Department 56 shall have the option to terminate
                          this lease based upon the following terms and schedule:

                          Lease Term:  10 Years, 3 Months

                          ---------------------------------------------------------------
                          TERMINATION     TERMINATION         NOTICE         TERMINATION
                             OPTION      DATE (END OF):       PRIOR              FEE
                             ------      --------------       ------             ---
                               1           75th Month     10 Months Prior    *9 Months
                                                          Written Notice.    Base Rent
                               2           99th Month     10 Months Prior    *7 Months
                                                          Written Notice.    Base Rent
                          ---------------------------------------------------------------

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                          In the event D56 expands the facility by an aggregate
                          amount of 50,000 square feet or more, the lease termination schedule will adjust as follows:

                          -------------------------------------------------------------------
                            EXPANSION     TERMINATION    TERMINATION DATE       TERMINATION
                           TIME-FRAME        OPTION         END OF:                  FEE
                          END OF MONTH       ------         -------                  ---
                          ------------

                            15 to 27           1         7 Years, 3 Months    *9 Months Base
                                                            (87 Months)           Rent
                            39 to 51           2         9 Years, 3 Months    *7 Months Base
                                                           (111 Months)           Rent
                          -------------------------------------------------------------------

                          * TERMINATION FEE DUE TO RYAN COMPANIES 5 FULL MONTHS BEFORE TERMINATION DATE.

RENEWAL OPTION:           D56 shall have five options to renew the Lease and
                          will provide Ryan with 9 months prior written notice.
                          Each renewal term will be for 3 years in length and the renewal base rental rate will increase 2% compounded annually over the previous increase in base rent.

PURCHASE OPTION:          D56 shall have the option to purchase the building
                          upon completion for $12,598,000 and after 24 months of occupancy for $12,900,000. Such amounts shall be adjusted by any construction cost savings as of the completion date.

                          D56 shall have the Right of First Offer to purchase the facility if the previous options are not exercised. If Ryan elects to sell the facility, then Ryan shall notify D56 of its intent to do so. The process shall be as follows:

                          - Ryan provides D56 written notice of their intent to sell the facility.

                          - D56 has seven business days to provide written notice of their interest to purchase the facility.

                          - If D56 elects to proceed with the purchase, then Ryan and D56 will each select an independent appraiser to establish

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                             fair market value for the property. In the event
                             Ryan and D56 cannot agree to the fair market value based on the appraisal reports, a third appraiser will be appointed to determine the fair market value. Each party will pay for their respective appraisals. Cost of the third party's appraisal will be split between D56 and Ryan Companies. Both parties will use best efforts to complete the process in 30 days.

                          - Ryan shall have fifteen days to agree with the fair market value or propose a strike price at which they will sell the property to D56.

                          - D56 shall have thirty days to decide whether or not to purchase the property and enter into a contract.

                          - If D56 enters into a contract, they shall have ninety days to close on the property.

                          - If D56 elects not to purchase the property. Ryan shall have one year to enter into a contract to sell the property at or above the strike price.

                          - If Ryan does not sell the property on the above terms, this Right of First Offer shall be reinstated.

DEPARTMENT 56 CURRENT     Ryan will assume the existing lease obligations in
LEASE OBLIGATIONS:        Bloomington and Eden Prairie and amortize these
                          obligations at 9% over a 15-year term. In the event any of the space is leased via a sub-lease arrangement, the remaining amortization schedule will be adjusted accordingly. If either of the Landlord's secure a Tenant to replace and discharge D56 from any further obligations under the lease, D56 will be released from its obligations and the amortization of their lease obligations will terminate accordingly.
                          If D56 exercises its early lease termination option, D56 will be responsible for payment of the unamortized portion of the remaining obligation.

TAX INCREMENT FINANCING:  Ryan represents and warrants to D56 that there is expected Tax Increment Financing available on this project. Ryan will assume the responsibility of obtaining the TIF assistance. Landlord guarantees that D56 will receive, on a pay-as-you-go basis over

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                          nine years, beginning Year 3 through Year 12, an
                          aggregate amount of $580,000. Ryan will be entitled to the TIF in excess of that amount. D56 guarantees that as of occupancy, they will have 60 full-time jobs and that over the next 12 months they will add 2 additional full-time jobs at $9.00 per hour. D56 will cooperate to the fullest with Ryan Companies to obtain tax increment financing assistance.

LANDLORD WARRANTY:        Ryan represents that they will provide a 2 year
                          warranty on all aspects of the construction.


The parties acknowledge that this Letter of Intent is not intended to be a lease or evidence of any lease; instead, this document sets forth preliminary understandings of the parties and their intention to propose a final and binding lease agreement.

Notwithstanding the foregoing, Ryan Companies and Department 56 agrees to exclusively negotiate in good faith to consummate a lease based upon the above conditions for the site located in Rogers, Minnesota.


Sincerely,                           AGREED AND ACCEPTED:

                                     Department 56, Inc.

/s/ Timothy P. McShane
Timothy P. McShane                   By:  /s/ Robert S. Rose
Vice President                            ------------------------------

                                     Its:     Vice President
                                          ------------------------------